Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1of our report dated March 28, 2025 (except for the Second Reverse Stock Split effective as of October 23, 2025 described in Note 1 , as to which the date is February 9, 2026), with respect to the consolidated financial statements of Enveric Biosciences, Inc. included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Morristown, New Jersey

February 9, 2026